EXHIBIT 21. SUBSIDIARY OF PRINCETON NATIONAL BANCORP, INC.

Citizens First National Bank               Princeton National Bancorp, Inc.
                                           owns 100 percent of the shares
                                           Citizens First National Bank.



































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